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                      MARKETING AND DISTRIBUTION AGREEMENT
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           This  Agreement  is made as of  October  24,  2005,  between  CirTran
Corporation, a company incorporated in the State of Nevada (referred to as "Licensor"), and Harrington Business Development, a company incorporated in Florida ("HBD").

1.     Marketing and Distribution Rights.

       Licensor grants to HBD the exclusive right to advertise, promote, market, sell and otherwise distribute the products, including all identified component parts, described in the Schedule attached hereto and incorporated herein (the "Products" and the "Schedule" respectively in Japan, North America and South America (the "Territory"), by means of direct response television programming however distributed and by all other means, media and channels of distribution; including, but not limited to retail, radio, catalog, Internet, Live Home Shopping, credit card stuffers, now existing or hereafter developed.

       Licensor grants HBD the following rights:

       1.1 Use of Materials. The right to use all trademarks and/or trade names, artwork or promotional materials which Licensor may own, control or have the right to use with respect to the Products, including the trademarks and/or trade names listed in the Schedule.

       1.2 Production and Use of the Infomercial. The right to produce television advertisements for the Products of approximately one half hour in length and any shorter versions as HBD deems necessary by any means or media ("the Infomercial") as described in Section 2.

       1.3 Names, Likenesses and Endorsements. In connection with the exercise of the Marketing and Distribution Rights, the right to use Licensor's trade name and the names, likenesses (including, without limitation, photographs, illustrations, films and videotapes), endorsements and testimonials of all endorsers and other persons that Licensor may own, control or have the right to use with respect to the Products. All fees or royalties associated with any footage provided by Licensor for the Infomercial is the responsibility of Licensor. Any fees or royalties for the Infomercial are the responsibility of HBD.

       1.4 Modifications. For the purpose of distribution in languages other than English in the Territory, HBD has the right to duplicate and modify the Infomercial and Licensor's Artwork, including the right to make insertions and deletions, dub foreign languages or voiceovers, or to use time compression or expansion techniques. HBD shall have the right to translate, modify and otherwise revise and edit product packaging and printed, video or audio materials included with the Products and to include such modified versions with the Products.



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       1.5    Product Packaging. The right to develop such groupings, ensembles, configurations and packaging of the Products and other ancillary goods as HBD may determine with Licensor's approval, not to be unreasonably withheld.

       1.6 Subdistributors. HBD shall have the right to utilize outside parties with regard to distribution into other channels of distribution within the Territory, including but not limited to, retail, catalog, credit card syndication, print, and Internet.

2.     The Infomercial.

       2.1 Production of the Infomercial. HBD shall produce the initial Infomercial of approximately one half hour in length. HBD will provide scripting, set preparation, audio and video technicians, studio equipment, audio and video editing, casting, services of a director, light and grips, cameras, production and post-production and any other services as may be necessary to create a broadcast quality infomercial. HBD will have full editorial control over the content, format and presentation of the Infomercial provided that HBD shall not make any inaccurate or misleading statements regarding the Products or their use. HBD will complete Infomercial for broadcast within 90 days of the date hereof.

       2.2 Licensor's Share of Production Costs. Licensor will pay one-half of the costs of producing the initial Infomercial, up to a total of $37,500. Promptly after full execution of this Agreement, Licensor will deliver a check for $37,500 to HBD for such costs. Not later than the release of the Infomercial for Test Marketing, HBD will deliver to Licensor a detailed accounting of the full production costs, and if such costs are less than $75,000 HBD will refund to Licensor the difference between one-half of such costs and $37,500.

       2.3 Rights to Infomercial Footage. HBD grants Licensor the right to use the raw footage, including audio and video, for the initial Infomercial to produce infomercials or other advertisements for the Products for use solely outside of the Territory. Such rights shall include the rights to edit, modify, translate, duplicate and broadcast the raw footage, including the right to make insertions and deletions, dub foreign languages or voiceovers, or to use time compression or expansion techniques. Licensor is entitled to sub-license its rights to the raw footage to the person(s) who have distribution rights to the Products outside of the Territory, provided that the Licensor shall be liable to HBD for breaches of this Agreement by the sub-licensor(s). Upon completion of the Infomercial, HBD will deliver the raw footage to Licensor on broadcast quality videotape, DVD or such other format as the parties may mutually agree all at the Licensor's expense. The rights granted by this Section 2.3 shall survive termination of this Agreement. Except for the limited rights granted herein to Licensor, all Infomercial footage, including but not limited to, both audio and video shall at all times remain the property of HBD.

       2.4 Royalties. In further consideration for use of the Infomercial footage, Licensor will pay to HBD a royalty of $2.00 per unit of Product on all Products sold outside of the Territory by Licensor


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              or  sublicensees of the  Infomercial  footage,  net of returns and warranty replacements. For purposes of this Section 2, a unit of Product consists of the basic Product itself including any accessories included in the price of the basic Product. The Royalty to HBD for any accessories or options which are advertised in the Infomercial and which may be sold separately, shall be 10% of the wholesale price for such items received by Licensor. For purposes of this Section 2, sales will be calculated on a cash basis, i.e. royalties are due within 14 days of the receipt of payment by Licensor for the Product. At all times the payment of
              the   Royalties   described  in  this  Section  shall  remain  the
              responsibility  of the  Licensor  and shall  apply to all sales of
              Product  by  Licensor  or  sub   licensees  of  the   Infomercial,
              regardless of whether within or outside of the Territory. The Royalties required by this Section shall survive termination of this Agreement except as provided in Section 2.6.

       2.5 Option to Acquire Infomercial Rights. In the event that this Agreement is terminated by HBD pursuant to Section 14.2 or by Licensor pursuant to Section 14.1, then Licensor shall have the option to acquire all rights to the Infomercial, including the right to use the Infomercial and the Infomercial footage within the Territory for the total exercise price of $37,500. Upon exercise of the option, Licensor shall assume HBD's obligation to pay royalties thereafter accruing to certain persons associated with the Infomercial (the "Talent Royalties") to be limited to (i) a demonstrator royalty not to exceed one percent (1%), host royalty not to exceed three quarters of one percent (0.75%) with a cap and producer royalty not to exceed one percent (1%) of the gross revenues from the sale of the Product. Licensor may exercise such option by delivering notice of exercise to HBD within sixty days after the effective date of termination. As soon as practicable after notice of exercise, the parties will hold a closing at which the Licensor will deliver payment and an agreement assuming the Talent Royalties and HBD will deliver documents of transfer (in form and substance reasonably satisfactory to Licensor) and master copies of the Infomercial. HBD will remain responsible for any third party fees or royalties for use of the Infomercial other than the Talent Royalties.

       2.6 Surrender of License, Termination of Royalties. At any time following termination of this Agreement, Licensor may surrender its rights to the Infomercial footage by delivering written notice to HBD. Following such surrender, Licensor shall have no further right to use the Infomercial or Infomercial footage (other than any footage or artwork originally supplied by Licensor) and the royalties described in Section 2.4 shall cease.

3. Non-Competition. Licensor shall not, either alone or in participation with another person or entity, market, distribute or license the Products or any products so similar in design, composition, content and function to the Products as to compete directly with the Products for sale ("Competing Products") in the Territory, or use any of the trademarks, the Infomercial or Licensor's artwork in the Territory, by any means or medium, without HBD's prior written consent.


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4.     Exclusivity.  During the term of this Agreement,  HBD agrees that it will purchase from Licensor 100% of the requirements of HBD for the Product and any other product substantially similar to the Product ("Similar Product"). Accordingly, HBD will not purchase, manufacture, or cause any third party to manufacture, any Product during the term of this Agreement or at any time thereafter, except from Licensor. HBD will not purchase, manufacture, or cause any third party to manufacture, any Similar Product during the term of this agreement, except from Licensor.

5. Test Marketing. Upon obtaining all required regulatory approvals and the receipt of all applicable items requested by HBD from Licensor, HBD shall conduct test marketing of the Products in all or any portion of the Territory for a period of up to 60 days by such means as HBD may determine ("Test Marketing"). The Test Marketing will in any event be concluded by the earlier of (i) one hundred and twenty (120) days after the first airing of the Infomercial or (ii) two hundred ten (210) days after the date of this Agreement. Licensor agrees to supply HBD with reasonable quantities of Product for the test marketing on the terms set forth herein. Within ten (10) days after conclusion of the Test Marketing, HBD will determine in its sole judgment, and notify Licensor, whether the Test Marketing was successful, in which event HBD shall commence wide-scale airings ("Rollout"), defined as the first week that HBD's media expenditure for the Infomercial exceeds $150,000, or if the Test Marketing was unsuccessful. If HBD determines that the Test
       Marketing was unsuccessful, then within 30 days following such determination, HBD shall either (a) terminate this Agreement upon written notice to Licensor, or (b) negotiate in good faith with Licensor appropriate Corrective Action to be taken. "Corrective Action" shall mean such action as the parties may mutually agree upon to alter the marketing or pricing of the Products. If the parties are unable to agree upon appropriate Corrective Action within such 60-day period, or if HBD, in its sole judgement, determines that the results of any Corrective Action taken do not warrant further marketing and sales efforts, then either party may terminate the rights granted to HBD under this Agreement upon written notice to the other.

6. Minimum Order Requirements. If the Test Marketing is successful, HBD estimates that it will purchase at least $30,000,000 of Product over the term of the Agreement. In the event that following completion of successful Test Marketing and Rollout of the Infomercial, Licensor may, upon 30 days' prior written notice to HBD, terminate this Agreement if HBD fails to purchase from Licensor the following minimum quantities of Product, including options ("Minimum Dollar Volume") during the respective one-year periods commencing upon Rollout indicated below. The Minimum Dollar Volume for the first one-year period is $1,500,000. The
       Minimum Dollar Volume for the second one-year period is $5,000,000. The Minimum Dollar Volume for the third and each subsequent one-year period is $10,000,000. HBD makes no representations that it will order the estimated total amount of Product or the Minimum Dollar Volume in any year, and Licensor's sole recourse if HBD purchases lesser quantities is termination of the Agreement in accordance with this Section 6.

7. Supply of Products. Unless otherwise agreed by parties, all order for the Products purchased from Licensor will be subject to the following terms and conditions:


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       7.1    Purchase  Orders.  All orders  will be placed  pursuant to written purchase orders issued by HBD. Licensor will sell, or its designated vendor shall sell, to HBD such quantities of the products as HBD shall order at prices not in excess of those specified in the Schedule. Licensor shall hold the Schedule price firm for firm confirmed purchase orders placed within 12 months
              commencing   from  the  Roll  Out.   Following  the  twelve  month
              moratorium on price increases, Licensor may from time to time adjust the pricing by written notice to HBD based on changes in
              the  U.S.  Dollar  costs  of  Licensor's   materials,   labor  and
              contracted  manufacturing.   Any  increase  in  pricing  shall  be
              effective forty-five (45) days after the date of such written notice.

       7.2 Description of Goods. The goods shipped by Licensor will conform in every manner to the samples, specifications and other descriptions provided to HBD, will be new and not used, and will be free from all defects in materials and workmanship. Product will be inspected by "PRO QC" or other inspectors mutually acceptable to the parties and upon approval by the inspector will be deemed accepted by HBD. All risk of damage and loss to the Product which is the subject of a shipment transfers to HBD upon such acceptance, unless such damage is caused by Licensor's gross negligence or willful misconduct in connection with Licensor's manufacturing, packaging, shipping or warehousing of Product shall be borne by HBD.

       7.3 Defective Products. In the event that HBD determines that any Product delivered to it hereunder does not conform to Licensor's warranty, it shall request an RMA number from Licensor and upon receipt of such number shall return to Licensor a reasonable number of randomly selected samples thereof for review and analysis by Licensor. If Licensor confirms that the Product is defective, Licensor shall, subject to its rights described below, reimburse HBD for its freight costs (ground shipping) to return the Product and either issue HBD a credit memo for replacement Product or, at Licensor's option, replace such defective Product as promptly as possible. In either such event, HBD shall, at Licensor's option, either destroy all such defective Product and so certify in writing to Licensor or return all such defective Product to Licensor at Licensor's expense. If after analyzing any Products alleged by HBD to be nonconforming, Licensor disagrees with HBD's determination with respect thereto, HBD shall submit such samples to an independent Control Lab approved by both Parties, which shall make its own determination as to whether or not such Product conforms with the Specifications, which determination shall be final and binding upon the parties. If the Control Lab agrees with HBD's determination that the Product is defective, then Licensor shall pay the cost of the Control Lab and refund, credit or replace at HBD's option.

       7.4 Shipment of Goods. For the initial test, Licensor will deliver or cause to be delivered the goods described in each purchase order to HBD or at HBD's direction to HBD's fulfillment centers or any other location, at HBD's discretion, on or before the delivery date set forth in the purchase order based on lead times given. Licensor will contact or cause the shipper of goods to contact HBD's traffic department prior to each shipment of goods. Licensor will ship all goods in accordance with HBD's purchase order or, if differently instructed by HBD's traffic department, in accordance


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              with such  instructions.  Licensor  will indicate  HBD's  purchase order number on all invoices, packages and other communications relating to purchase orders. Licensor will notify HBD immediately if Licensor is unable to ship or cause shipment of all or any portion of the goods covered by a purchase order by the specified shipping date. If Licensor is unable to ship or cause shipment of all or any portion of the goods covered by a purchase order, Licensor shall provide HBD with a detailed packing list indicating the exact times and quantities that are available for shipment.

       7.5 Prices. The price for the Products (including component parts) purchased by HBD from Licensor will be as set forth on Schedule 1 attached hereto. The Schedule indicates, for each component part, the price that HBD shall pay for the Product. The first 2,500 units used for test marketing shall be priced based on a consumer price of less than $100, regardless of the consumer price actually charged by HBD. Section 7.7 shall govern payment covering the cost of goods.

       7.6 Freight Terms. All Products ordered by HBD will be shipped by Licensor FOB Licensor's or its subcontractor's manufacturing plant in Asia ("F.O.B. Factory"). All customs, tariffs, freight, insurance and other shipping expenses from the F.O.B. point will be paid by HBD.

       7.7 Payment Terms. Ten percent (10%) of the cost of the Products (exclusive of shipping) is due and payable by wire transfer of immediately available U.S. funds to an account specified by Licensor on the date HBD places the purchase order. To the extent that the cost of Products as set forth on Schedule 1 is determined by reference to their retail price, the cost shall be determined in accordance with Section 7.8. Licensor will invoice HBD for the remaining balance when the Products have been shipped from the Asian factory. The invoice for the remaining balance will be due and payable upon arrival of the shipment in the U.S. port (or loss in transit if applicable) and prior to release of the original bill of lading. Invoices not paid when due shall bear interest at 1.5% per month, or the maximum legal interest rate, whichever is lower, until paid. Licensor will consider in good faith proposals from HBD for alternative financing which provide Licensor with equal or greater security for payment, but Licensor shall have sole discretion to accept or reject any such proposal.

       7.8 Monthly Reports. Upon successful completion of the Rollout, HBD will notify Licensor of the consumer price it initially intends to ask for the Product, and that consumer price will be used to calculate the Price of the Product in accordance with Schedule 1. If the consumer price is initially $100 or less, then HBD will notify Licensor prior to raising the consumer price above $100. The Price of all Product delivered after the date of such notice will be calculated based on the higher consumer price. HBD shall provide on or before the tenth of each calendar month a report (the "Monthly Report") to Licensor summarizing the number of Products sold and the sale price of the Products. Licensor and its


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              representatives  may, on  reasonable  notice,  examine HBD's books records used to produce the Monthly Report during normal business hours at the offices of HBD on five business days' notice. Such examination shall be at Licensor's expense unless the examination reveals that the Product is being sold above the $100 breakpoint without notice to Licensor, in which case HBD shall bear the reasonable expense thereof.

       7.9 Third Party Suppliers. If HBD receives a firm quote from a reputable third party to manufacture the Product or a component thereof, it shall so notify Licensor. Following receipt of the notice, Licensor will investigate the reputation, manufacturing facilities and prior performance of the third party, and HBD will cause the third party to grant Licensor full access to its facilities. If Licensor reasonably concludes that the third party is reputable and capable of producing the Product or component with the same or better quality than Licensor, Licensor hereby agrees to use its best efforts to match or cause its suppliers to match such reputable third party quote and to sell such Products or components of Product to HBD within one hundred and twenty percent (120%) of the Licensor's cost. HBD acknowledges that Licensor's cost includes a royalty to Euro-GEM GmbH, the documented amount of which will be disclosed to HBD in connection with any price change pursuant to this paragraph. If the third party manufacturer does not agree to terms of sale (including timing of payments, extension of credit and return policy) at least as favorable to Licensor as Licensor's current supplier, Licensor may condition any change in the price of the Product pursuant to this Section on a change in the payment terms specified in Section 7.7 to require up to 100% of the cost of the Product to be payable on placement of the purchase order.

8. Regulatory Approvals. Licensor shall cooperate with HBD in securing all regulatory and other approvals.

9.     Intellectual Property Rights

       9.1 Licensor's Intellectual Property. Subject to the rights granted to HBD under this Agreement, HBD shall not acquire any right, title or interest in or to Licensor's design and packaging of the Products, Licensor trademarks, or Licensor's artwork (the "Licensed Intellectual Property").

       9.2 Enforcement of Rights. Licensor shall have the right, but shall not be required, at its expense to enforce its rights in the Licensed Intellectual Property against infringement thereof. In the event that Licensor declines to do so, HBD shall have the right to enforce any such rights in the Territory in Licensor's name at HBD's sole cost and expense. HBD shall fully inform Licensor of the status of any such enforcement efforts.

       9.3 HBD's Intellectual Property. Licensor acknowledges and agrees that it shall acquire no right, title or interest in or to any trademarks, trade names or other intellectual property owned by HBD.


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10.    Customer  List.  HBD's  customer list shall be HBD's  exclusive  property during the term of and following any termination of this Agreement

11.    Licenser's Representations, Warranties and Covenants.

       11.1 The Products. Licensor represents, warrants and covenants to HBD that all information provided to HBD by Licensor relating to the Products is and will be true and correct, including without limitation all written information regarding the effectiveness, quality, characteristics or fitness of the Products. The Product will be safe and appropriate for the purpose for which goods of that kind are normally used. In addition, Licensor shall provide copies of all copyright registrations, copyright applications, patents, trademark applications, licenses and other agreements and instruments relating to the Products and Licensor's Intellectual Property (and all amendments supplements and modifications thereof) which are now in existence or which Licensor shall obtain, file, or enter into during the term of the Agreement to HBD within ten days after the execution of this Agreement or subsequently within ten days after any of the listed documents herein come into existence or into Licensor's possession.

       11.2 The Infomercial. If Licensor has provided HBD with footage or other material for insertion in the Infomercial ("Licensor Supplied Footage"), Licensor represents, warrants and covenants to HBD that the claims made about the product in the Licensor
              Supplied Footage are truthful and accurate and comply with all applicable laws and regulations within the United States relating to the advertising and sale of the Products, and all claims made about the Products in the Licensor Supplied Footage, Licensor's artwork and any literature or packaging comprising part of the Products have been documented and substantiated in compliance with all applicable laws. Licensor shall provide to HBD, at Licensor's expense, all such documentation and substantiations of claims made about the Products as HBD reasonably requests. Further, Licensor has paid or shall pay all fees, royalties and other compensation payable to any person or entity in connection with (i) the development, manufacture, sale or use of the Products or (ii) the use of the trademarks and Licensor's artwork.

       11.3 Proprietary Rights. Licensor represents, warrants and covenants that to the best of its knowledge it has all necessary power and authority to grant to HBD the rights in this Agreement, and neither the granting of the rights nor the exercise of them by HBD will infringe or violate the intellectual property or other proprietary or intangible rights of any other person or entity. Licensor has not been and is not, as of the date of this Agreement, a party to any litigation enforcing or defending Licensor's rights in, to or with respect to the Products, licensed intellectual property or any other intangible property rights relating to the Products ("Licensor's Intellectual Property"), and Licensor is not aware of any such claims made or threatened involving the validity of Licensor's rights in, to or with respect to the Products or Licensor's Intellectual Property.

12.    Indemnification.

       12.1 By Licensor. Licensor shall indemnify and hold harmless HBD and its subsidiaries, affiliates, sub-distributors and sub-licensees and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all liabilities and expenses whatsoever, including without limitation, claims, damages, judgments, awards, settlements, investigations, costs and reasonable legal fees ("Claims"), which any of them may incur or become obligated to pay as a result of
              (i) the use of any of Licensor's trademarks or Licensor's artwork, or (ii) the breach by Licensor of its representations, warranties, covenants or obligations under this Agreement.

       12.2 By HBD. HBD shall defend, indemnify and hold harmless Licensor and its officers, directors, shareholders, employees, licenses, agents, successors and assigns from and against any and all Claims which any of them may incur or become obligated to pay arising out of or resulting from the breach by HBD of any of its representations, warranties, covenants or obligations under this Agreement.

       12.3 Procedure. Promptly after learning of the occurrence of any event which may give rise to its rights under the provisions of this
              Section 12, any party seeking to enforce such right (a "Claiming Person") shall give written notice of such matter to the party against whom enforcement of such rights is sought (the "Indemnifying Party"). The Claiming Person shall cooperate with the Indemnifying Party in the negotiation, compromise and defense of any such matter. The Indemnifying Party shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided the Indemnifying Party shall promptly notify the Claiming Person of all material developments in the matter. In no event shall the Indemnifying Party compromise or settle any such matter without the prior consent of the Claiming Person, which shall not be bound by any such compromise or settlement absent its prior consent.

13.    Term.  Unless  sooner  terminated in  accordance  with the  provisions of
       Section 6 or 14, this Agreement shall remain in full force and effect for an "Initial Term," commencing as of the date hereof and expiring three years after the commencement of the Rollout. The Agreement shall thereafter remain in full force for as long as HBD meets the minimums set forth in Section 6 of the Agreement unless terminated pursuant to Section 14.

14.    Termination.

       14.1 Upon Breach. Either party may terminate this Agreement upon 30 days notice to the other party upon the breach by the other party of any of its material representations, warranties, covenants or obligations under this Agreement. Upon the expiration of such notice period, this Agreement shall terminate without the need for further action by either party, provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the non-breaching party within such 30-day notice period, then such notice of termination shall be deemed rescinded. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

       14.2 By HBD. HBD shall have the right to terminate this Agreement upon written notice to Licensor if Test Marketing and any Corrective Action are unsuccessful. HBD may have the right to terminate this Agreement upon written notice to Licensor upon the occurrence of any event or circumstance, which, in HBD's reasonable judgment, materially adversely affects HBD's ability to market and distribute the Products for sale. HBD may terminate this Agreement concurrently upon written notice to Licensor upon the occurrence or existence of any administrative or court order or other regulatory action, pattern of litigation activity, or adverse publicity relating to Licensor, the Products or the Infomercial, adversely affecting HBD's ability to market and distribute the Products.

       14.3 By Licensor. Following the Initial Term, Licensor may have the right to terminate this Agreement upon 90 days written notice to HBD upon the occurrence of any event or circumstance, which, in Licensor's reasonable judgment, materially adversely affects Licensor's ability to economically manufacture Products.

15. Rights and Duties Upon Termination. For a period of one year following the expiration or termination of this Agreement under Sections 13 or 14 (other than a termination by Licensor due to HBD's material breach), HBD shall retain the rights to sell its inventory of Products on hand at termination by doing the following: (i) accept and process orders for the Products that were placed prior to the effective date of termination,
       (ii) accept and process those orders from customers with whom HBD was negotiating or whom HBD had solicited prior to the effective date of termination, (iii) solicit and fill reorders from prior customers, (iv) advertise and promote the Products by means of any media purchased or committed to prior to the effective date of termination and accept and process all orders for the Products which it receives pursuant to such advertisement and promotion, and (v) use Licensor's Intellectual Property in connection with the exercise of the foregoing rights. HBD shall notify Licensor of any inventory of the Products remaining in HBD's hands after the exercise of the foregoing rights, and if Licensor does not elect to promptly repurchase such inventory from HBD at HBD's cost, then HBD shall have the right to dispose of such inventory in such manner as HBD may determine. Termination of this Agreement will not affect rights accrued prior to termination, including obligations to pay any amounts owed to the other party and responsibility for returns. The provisions of Sections 2.3, 2.4, 12 and 16 shall survive termination.

16. Confidentiality. All customer lists, price lists, written and unwritten marketing plans, techniques, methods and data, sales and transaction data, and other information designated or deemed either by HBD or Licensor as being confidential or a trade secret, shall constitute confidential information of HBD or Licensor, respectively ("Confidential Information"). HBD and Licensor shall hold all Confidential Information in the strictest confidence and shall protect all Confidential

       Information with the same degree of care that HBD and Licensor exercises with respect to its own proprietary information. Without the prior written consent of the other, HBD or Licensor shall not use, disclose, divulge or otherwise disseminate any Confidential Information of the other party to any person or entity, except for each party's attorneys and such other professionals as a party may retain in order for it to enforce the provisions of this Agreement. Notwithstanding the foregoing HBD and Licensor shall have no obligation with respect to any Confidential Information which (i) is or becomes within the public domain through no act of HBD or Licensor in breach of this Agreement, (ii) was lawfully in the possession of HBD or Licensor without any restriction on use or disclosure prior to its disclosure hereunder, (iii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, (iv) is required to be disclosed pursuant to rule or regulations promulgated under federal or state securities laws and applicable to the proposed discloser, or (v) is required to be disclosed by order of any court of competent jurisdiction or other government authority (provided in such latter case, however, that each party shall timely inform the other of all such legal or governmental proceedings so that the party may attempt by appropriate legal means to limit such disclosure, and HBD and Licensor shall further use their best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).

17. Product Warranty. EXCEPT AS EXPRESSLY PROVIDED HEREIN, LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND SATISFACTORY QUALITY.

18. Product Liability. Licensor agrees that, if notified promptly in writing and given sole control of the defense and all related settlement negotiations, it will defend HBD from any claim or action and will hold HBD harmless from any third party loss, damage, or injury, including death, which arises from any alleged design or workmanship defect of any Products. Licensor will list HBD as an additional insured on Licensor's product liability and blanket insurance policies. HBD's indemnification obligation contained herein shall remain in full force and effect until the date one year after the shipment of each applicable product.

19. Product Liability Insurance. For the life of the Products sold by Licensor to HBD, or any third party on Licensor's behalf, Licensor will maintain and keep in force product liability insurance with an insurer approved by HBD in the amounts not less than $2,000,000 per occurrence and $3,000,000 in the aggregate covering all Products purchased by HBD from Licensor. HBD (and upon HBD's request any of its subsidiaries, affiliates or sub-licensees who are involved with the marketing and distribution of the Products) shall be named as additional insureds on all such insurance policies, each of which shall be endorsed so as to provide at least 30 days notice to HBD of its cancellation, termination or non-renewal. At HBD's request, Licensor shall deliver to HBD evidence of such insurance.

20. Limitation on Liability. EXCEPT FOR THE EXPRESS WARRANTIES CREATED UNDER THIS AGREEMENT AND EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL,

       CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

21.    Miscellaneous.

       21.1 Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) after being sent by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

              If to Licensor:                    If to HBD:
              CirTran Corporation                Harrington Business Development
              4125 South 6000 West               850 Pinellas Point Drive South
              West Valley City, UT  84128        Tampa, FL  33607
              Attn:  Iehab Hawatmeh              Attn: Tim Harrington
              Phone:    (801) 963-5180           Phone:  (727) 867-4082
              Fax:    (801) 963-8823             Fax:  (727) 906-4395

       Each party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.

       21.2 Entire Agreement: Amendment. This Agreement (including the Schedule) contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. No amendment of this Agreement shall be effective unless written and signed by both parties.

       21.3 Waiver of Breach. The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, or in any way affect the validity of this Agreement or the right of any party to thereafter enforce its provisions.

       21.4 Assignability. Neither party may assign this Agreement or any rights under it to any person or entity without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment without such consent shall be void.

       21.5 Right to Audit. Both parties and their representatives may, on reasonable notice, examine each other's books and records during normal business hours on five business days' notice. Such examination shall be at the audit requesting party's expense unless the examination reveals a discrepancy of more than 3% at which time the audit will be paid for by the audited party.

       21.6 Force Majeure. In the event of war, fire, flood, labor troubles, strike, riot, act of governmental authority, acts of God, or other similar contingencies beyond the reasonable control of either of the parties interfering with the performance of the obligations of such party, the obligations so affected shall be deferred or eliminated to the extent necessitated by such event or contingency without liability, but this Agreement shall otherwise remain unaffected. Notice with full details of any circumstances referenced herein shall be given by the affected party to the other party within ten days after its occurrence. The affected party shall use due diligence, where practicable, to minimize the effects of or end any such events.

       21.7 Further Actions. The parties agree to execute such additional documents and to perform such other and further acts as may be necessary or desirable to carry out the purposes and intents of this Agreement.

       21.8 Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability, and the parties shall with best efforts attempt to replace any such invalid or unenforceable provisions with one that comes reasonably close to the original intent and that is valid and enforceable. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, or render invalid or unenforceable such provision in any other jurisdiction.

       21.9 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

       21.10 Independent Contractor. No party is an employee or agent of the other party. Each party is and shall at all times remain an independent contractor.

       21.11 Conflict with Schedule. In the event of a conflict between this Agreement and the Schedule, the terms and conditions of the Schedule shall prevail.

       21.12 Currency. All dollar amounts set forth in this Agreement and the Schedule shall refer to U.S. Dollars.

       21.13 Governing Law, Dispute Resolution. This Agreement shall be governed by and construed by the laws of the State of Utah, disregarding the conflicts of laws provisions thereof. Any claim, dispute or controversy arising out of, or relating to any section of this Agreement or the making, performance, or interpretation of the rights and obligations explicitly set forth in this Agreement shall, upon the election by written notice of either party, be settled on an expedited basis by binding arbitration before a single arbitrator mutually agreeable to the parties, or if no agreement is reached, before a single arbitrator from the American Arbitration Association selected in accordance with its rules then in effect, which arbitration shall be conducted in accordance with such rules, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of controversy. The location of such arbitration shall be (i) in Salt Lake City, Utah if commenced by HBD, or (ii) in Tampa, Florida if commenced by Licensor.



IN WITNESS WHEREOF, the parties have caused this Agreement and Schedule to be duly executed on the date first written above.


HARRINGTON BUSINESS DEVELOPMENT                  CIRTRAN CORPORATION

By: /s/ Tim Harrington                           By: /s/ Iehab Hawatmeh
   --------------------                             -------------------

Name:  Tim Harrington                            Name:  Iehab Hawatmeh
Title: President                                 Title: President

                                    SCHEDULE
                                    --------


1.     Products:  The Products consist of the following items (packaged in boxes
       suitable  for  shipment  to  direct  response  customers,   Instructions,
       Customer Letter and a Reorder Form).


       Description of each component:                                Price:
       ------------------------------                                ------

       Electric Indoor Grill with Deluxe Stand
        including three Plates:
       If package is sold for $100 or less                           $25.00
       If package is sold for more than $100                         $26.50

       Additional Plates   (Flat or Ripple Surface)                  $4.95/piece

       Hot Dog Plate                                                 $6.95


       HBD shall have first right to distribute any other infomercial product developed or owned by Licensor in the specific category or using the Patents used for Product. Such right shall expire if not exercised on terms mutually acceptable to the parties within 5 days after notice of availability from Licensor.


2.     Trademarks:



3.     Licensor shall relinquish to HBD any URL associated with the Product.

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